EXHIBIT (6)(k)

PROPERTY MANAGEMENT AGREEMENT

THIS PROPERTY MANAGEMENT AGREEMENT (this "Agreement") is made as of the 29th day of April, 2022, by and between THE WALK LEASECO, LLC, a Delaware limited liability company (together with its successors and permitted assigns, collectively "Owner"), and BOOK AND LADDER LLC, a California limited liability company (together with its successors and permitted assigns, collectively "Manager").

WHEREAS, The Walk, DST, a Delaware statutory trust (the "Trust") is the owner of that certain residential multi-family community known as the "The Walk" consisting of approximately 87 units and 251 beds and being more particularly described on Exhibit A attached hereto (the "Project");

WHEREAS, the Trust has leased the entire Project to Owner pursuant to that certain Master Lease, effective as of April 29, 2022, between the Trust and Owner; and

WHEREAS, Owner desires to appoint Manager on an exclusive basis to manage and lease the Project and Manager desires to accept such appointment upon the terms and conditions set forth in this Agreement.

NOW, THEREFORE, in consideration of the foregoing, and for other good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged, and the mutual covenants contained herein, the parties hereto, intending to be legally bound, agree as follows.

ARTICLE 1

DEFINITIONS

Section 1.1 Definitions. Capitalized terms used herein and not defined in the body of this Agreement are defined in Exhibit "B".

ARTICLE 2

APPOINTMENT OF MANAGER

Section 2.1 Appointment of Manager. Subject to the terms and conditions hereinafter set forth, Owner hereby appoints Manager as its sole and exclusive independent contractor to manage and lease the Project, and Manager hereby accepts such appointment.

Section 2.2 On-Site Office; Apartment(s). Manager shall be entitled to maintain, rent free, at the Project a management/leasing office for the Project in the same location as the existing management/leasing office at the Project. Owner shall pay all expenses related to such office including, but not limited to, furnishings, equipment, postage and office supplies, electricity, telephone, gas, internet/wireless, and other utilities, and all other costs of operating the same.

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ARTICLE 3

TERM

This Agreement shall become effective on the Commencement Date and, subject to Article 7 below, shall continue for a period of one (1) year from the Commencement Date. This Agreement shall automatically renew for successive one (1) year periods unless terminated by written notice from either party given not less than sixty (60) days prior to the expiration of the Tenn or any extension thereof. The period between the Commencement Date and the date on which this Agreement tenninates (whether pursuant to this Article 3 or Article 7 below) is referred to herein as the "Tenn." Owner and Manager shall abide by Article 7 hereof in the event of termination.

ARTICLE 4

DUTIES OF MANAGER

Section 4.1 Manager's General Duties; Limitation of Manager's Duties. In performing its duties hereunder, Manager shall exercise commercially reasonable prudence and diligence. Manager shall, at Owner's expense as provided herein, supervise and direct the operation of the Project, in accordance with the terms of this Agreement, the operating and financial parameters included in each Operating Budget, and sound and professional student housing property management practices, in a condition similar to other student housing projects of comparable age, quality, style and design as the Project in the metropolitan area where the Project is located (such condition being hereinafter referred to as the "Standard Market Condition"). In furtherance of the foregoing, Manager's duties shall include, without limitation, the specific duties listed below in this Article 4 and those duties set forth in any property management manual provided to Manager by Owner, as such manual may be revised and updated from time to time. Notwithstanding any other provision hereof to the contrary, Manager shall not be required to perform any duty otherwise required under this Agreement (including, without limitation, any maintenance or repair obligations and any obligation to comply with Legal Requirements) to the extent the performance of such duty would require Authorized Expenditures for which funds are not made available to Manager by Owner despite Manager's request therefor, in which case Manager shall not be deemed to be in default of its obligations hereunder for failure to perform any such duty.

Manager shall perform the following at Owner's expense substantially in accordance with the Operating Budget:

(a) Supervise and direct the leasing of the Project.

(b) Coordinate the move-in and move-out of Residents.

(c) Procure and maintain in good standing, at Owner's expense, those licenses and pennits necessary or appropriate for Manager's operation of the Project, for Manager's activities relative thereto, or which relate to Manager's duties hereunder all in its capacity as a property manager only; provided, that Manager shall be responsible to obtain and maintain at Manager's sole cost and expense all licenses required to be held by Manager in order to perform its duties hereunder, such as licenses required to act as a property manager and/or leasing agent.

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(d) Hire, pay, direct and, subject to the Operating Budget, compensate (including compensation pursuant to key employee incentive bonus plans) all employees and personnel ("Operating Employees") necessary for the efficient operation of the Project and for the performance of Manager's duties hereunder.

(e) Malm, or cause to be made, ordinary maintenance and repairs to the Project, and purchase such building maintenance and janitorial supplies as are necessary and appropriate for the operation of the Project, paying all bills therefor from the Operating Account (defined below) on behalf of Owner.

(f) Report promptly to Owner all casualty, condenmation, material accidents or claims for damage relating to the Project, including the amount of damage to or destruction of the Project or any portion thereof. Manager shall cooperate with Owner in making all reports required by any insurance company in connection therewith.

(g) Unless otherwise directed by Owner, institute and defend such proceedings at law or in equity, in the name of either Manager or Owner, which Manager shall deem reasonably necessary or proper in connection with the routine operation of the Project, including the institution of dispossessory, eviction and trespass suits and proceedings for the collection of rents and other amounts due for services rendered, property let or other merchandise sold.

(h) Maintain businesslike relations with the Residents, whose service requests shall be received, considered and recorded in systematic fashion to show the action talcen with respect thereto. Complaints of a serious nature shall, after investigation, be reported to Owner with appropriate recommendations.

(i) At Owner's request, Manager will cooperate with Owner in gathering data for tax returns or related filings for Owner or otherwise with respect to the Project, but Manager shall not be responsible for preparing or filing such tax returns or related filings.

(j) Utilizing customary care and readily available infonnation, maintain reasonable and suitable accounting and internal auditing systems in accordance with GAAP consistently applied.

(k) Upon written request from Owner (but no more frequently than once per year), cause an inventory to be taken of all furniture, office equipment, inventories and supplies which are owned or leased by the Owner and located within the Project.

(l) Supervise and/or attend to advertising and promotional events and matters pertaining to the Project in accordance with the Operating Budget.

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Section 4.2 Preparation of and Compliance with Operating Budget.

(a) On or before the thirtieth (30th) day following the Commencement Date, Manager shall work in conjunction with Owner to establish an Operating Budget for the remainder of the academic school year (ending on August 31). In the event that Owner and Manager fail to agree upon an Operating Budget within such thirty (30) day period, then Manager shall operate the Project based on Owner's proposed Operating Budget until such time as an initial Operating Budget is agreed upon. For subsequent Academic Years, Manager shall prepare and deliver to Owner by May 15 of the preceding Academic Year, a proposed Operating Budget for the subsequent Academic Year. Following receipt of the proposed Operating Bndget, Owner shall respond in writing within thirty (30) days of its receipt of the proposed Operating Budget, indicating its approval or rejection thereof. In the event of approval by Owner of the proposed Operating Budget, such Operating Budget shall become effective as of August I of the following Academic Year. In the event of rejection of the proposed Operating Budget by Owner, Owner shall specifically state the item or items rejected, and Owner's proposed or suggested alternative to such rejected item or items; whereupon Owner and Manager shall use their best efforts to collaborate and agree upon the Operating Budget. Notwithstanding the foregoing sentence to the contrary, in no event shall Owner have the right to modify the Operating Budget to reduce the Monthly Management Fee or Reimbursable Expenses otherwise due pursuant to Article 5. In the event that Owner and Manager fail to agree upon an Operating Budget by the beginning of an Academic Year, then Manager shall operate the Project based on Owner's proposed Operating Budget until such time as a new Operating Budget is agreed upon. Once a new Operating Budget is agreed upon such Operating Budget shall be in effect beginning on the first day of the month following the month in which the Operating Budget is agreed upon and shall not apply retroactively. In no event shall Manager be deemed in default under 1his Agreement if Manager is unable to perform its duties hereunder because such changes by Owner to the Operating Budget cause Manager to have insufficient funds to perfonn its obligations hereunder. Subject to Manager's performance in accordance with the terms of this Agreement, Manager shall have no financial responsibility or liability in connection with any failure of the costs of operating the Property or the income to the Property to comport with the approved Operating Budget.

(b) Notwithstanding any contrary provision herein, Manager shall be authorized at any time to expend funds of Owner made available to Manager (i) consistent with the Operating Budget or Capital Budget; (ii) for any expenditure that will not result in an excess of the annual budgeted amount in any one accounting category by more than $5,000 of the Operating Budget, or $10,000 in the aggregate for all categories, (iii) ifin excess of the foregoing thresholds, upon approval of Owner; (iv) in the case of emergencies (in which event Manager shall notify Owner as soon as practicable), (v) to prevent default by Owner under third-party contracts which have been delivered to Manager, (vi) to avoid suspension of services in or to the Project, or (vii) as may otherwise be necessary for the operation of the Project in the normal course of business.

Section 4.3 Leasing of Project.

(a) On or before the thirtieth (30t11) day following the Commencement Date, Manager shall work in conjunction with Owner to establish a Market Plan for the remainder of the academic school year and the upcoming academic school year. In the event Owner and Manager fail to agree upon a Marketing Plan within such thirty (30) day period, then Manager shall operate the Project based on Owner's proposed Marketing Plan. For subsequent academic years, Manager shall prepare and deliver to Owner by September 15 of the preceding year, a proposed Marketing Plan for the upcoming academic year.

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(b) Manager shall use commercially reasonable efforts to lease the Project as expeditiously as reasonably practicable under cunent market conditions, and to keep the Project as fully leased as reasonably practicable under current market conditions, in accordance with the Marketing Plan and the Operating Budget and pursuant to Leases consistent in all material respects to the Approved Lease Form. All inquiries from potential Residents to Owner shall be referred to Manager, and all lease negotiations shall be conducted by or under the direction ofManager subject to the terms of this Agreement.

(c) Manager shall be authorized at any time to execute any Lease, renewal, extension, cancellation or modification of Lease, provided that all of such actions are conducted in a manner consistent with the Operating Budget or Capital Budget, or otherwise in accordance with standard market terms and conditions.

(d) In furtherance of the foregoing: (a) promptly after the Commencement Date (but in no event later than thirty (30) days thereafter), Manager and Owner shall agree upon a form of prescribed form of Lease to be used prospectively once approved ("Approved Lease Form").The Approved Lease Form may be modified by Manager in its reasonable discretion to implement any approved changes in the Operating Budget or as may be required by any Legal Requirement. In addition, the Approved Lease Form may, on a tenant by tenant basis, be negotiated and modified by Manager in its reasonable discretion to be consistent with the market and that result from arms-length negotiations, provided that any material deviation from such forms shall be approved in advance by Owner (and/or Owner's mortgagee), such approval not to be unreasonably withheld, conditioned or delayed.

Section 4.4 Employment of Personnel.

(a) It is understood and agreed that, for all purposes, Owner is neither a joint employer nor a co-employer of Manager's employees. All Operating Employees shall either be employees of Manager or outside independent contractors, and Owner shall have no right or obligation to hire, compensate (including the payment of any employee incentives) direct, supervise, discharge, suspend, or discipline such employees. Manager shall abide by federal law and the laws of the State in connection with the hiring and employment of such employees and will comply with any Federal or State withholding tax, Social Security or unemployment laws existing or enacted in the future for the benefit of or relative to the Operating Employees. Such personnel shall in every instance be deemed employees of Manager and not of Owner. Manager shall pay on account of its employees, from the Operating Account referenced in Subsection 4.8(b)(i) all wages and benefits; (ii) all recruitment and relocation costs, (iii) all local, state and federal taxes and assessments (including but not limited to, social security taxes, unemployment insurance and worker's compensation insurance); (iv) any employee incentives, and (v) any separation payments to employees. All such payments shall constitute Authorized Expenditures payable by Owner. Owner's responsibility for payments and reimbursements under this Section 4.4 shall expressly include all awards of back pay and overtime compensation which may be awarded to any employees in any legal proceeding or in settlement of any action or claim which has been asserted by any such employee. In the event that the Operating Account referenced in Subsection does not contain funds sufficient to pay the expenses in this Section 4.4, then Manager shall not be liable to such employees for their wages or compensation, and Owner shall thereupon pay and be responsible for all such expenses and for any interest and penalties incurred as a result of the failure of such expenses to be paid in a timely manner. Further, Manager shall, at Owner's expense, maintain such worker's compensation insurance coverage as required pursuant to applicable law.

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(b) Owner expressly acknowledges and agrees that Manager may temporarily use employees nonnally assigned to other work centers to properly staff the Property, to fill a vacant position, or to implement reduced, increased or emergency workload for onsite personnel. Owner shall be responsible for the costs of such employees on a pro rata basis for the time actually spent at or on behalf of the Property, unless the cost of the use of such employees is in excess of the Operating Budget in which case Manager shall obtain Owner's consent in accordance with the terms herein.

(c) Owner recognizes the valuable time, effort, expense and training that Manager has invested in Manager's personnel. Owner agrees not to employ, retain, hire or rehire any of Manager's or Manager's affiliates managerial or executive level employees at this Project or any other property for a period of two (2) years following either termination of this Agreement or the termination of the employee's employment with Manager, whichever occurs first. For the purposes of this Agreement, Manager's employees at the managerial or executive levels include, but are not limited to, general or resident managers, assistant general or assistant resident managers, sales directors and officers of Manager. Manager shall be entitled to, but is not limited to, an injunction by any court of competent jurisdiction to restrain and enjoin the employment, retaining or rehiring by Owner of any of Manager's managerial or executive level employees during the two (2) year period.

Section 4.5 Service and Other Contracts. Manager shall, as necessary, negotiate and execute, in the name of and on behalf of Owner, contracts for services standard for the market in which the Project is located ("Service Contracts"), including but not limited to water, sanitary and storm sewer, drainage, electricity, steam, gas, telephone, fuel, cleaning, garbage removal, pest control, landscape care, heating, ventilation and air conditioning equipment, electrical equipment, plumbing equipment, and all associated systems and other utilities and services necessary or appropriate for the management and operation of the Project in accordance with the Operating Budget. Owner recognizes that the Project may be operated in conjunction with other projects in an effort to provide for more efficient and less expensive methods of operation, and Owner agrees that costs for such shared activities may be equitably allocated or shared between the Project and such other projects on a per unit basis. Unless otherwise approved by Owner, Manager shall enter into Service Contracts that are terminable upon thirty (30) days' notice.

Section 4.6 Maintenance and Repair of the Project. Subject to Section 6.1, Manager shall keep the Project in good operating condition and undertake to perform such maintenance and repair to the buildings, appurtenances and grounds of the Project, as well as the furniture, fixtures and equipment of Owner and Manager located within the Project, as are deemed necessary by Manager in its reasonable discretion in order to maintain the condition of the Project in a manner consistent with Standard Market Conditions. Such maintenance and repair shall include, without implied limitation, interior and exterior cleaning, painting and decorating, plumbing, carpentry, and other normal maintenance and repair work. Notwithstanding the foregoing, without the prior written approval of Owner, Manager shall not make capital improvements to the Project, other than de minimis capital improvements in connection with ordinary maintenance in accordance with the Operating Budget.

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Section 4.7 Capital Expenditures. If Owner requests that Manager supervise or oversee any capital improvement or series of capital improvements related to the Project and costing in excess of Twenty Five Thousand and No/I 00 Dollars ($25,000.00), the parties shall enter into a separate agreement pursuant to which Owner shall pay to Manager a project management supervision fee equal to ten percent (10.0%) of the aggregate contract price of such capital improvements, plus the costs of direct travel by corporate staff of Manager required to manage such project(s).

Section 4.8 Collection of Funds. Manager shall be solely responsible for the collection and accounting of all rent and other charges due from Residents and to deposit all amounts collected into bank accounts established by Owner. Manager agrees to comply with requirements imposed by Owner and Owner's lender on the collection and handling of security deposits, rents and other Project revenues.

(a) Owner has or will establish bank accounts for the Project, including an account to hold reservations and security deposits (the "Reservations/Security Deposit Account")and an account for the deposit and retention of rents and other charges and proceeds from the Project (other than reservations and security deposits) due from Residents (the "Operating Account"). Owner shall have continuous access to such accounts, including signatory access and Owner may elect to provide Manager with concurrent signatory access, subject to such limitations as Owner may prescribe.

(b) Manager will diligently pursue the collection, deposit (and if permitted by Owner, the disbursement) of advance reservation deposits and security deposits in accordance with the terms of each Lease and the laws of the State into and from the Reservations/Security Deposit Account. Funds deposited in the Reservations/Security Deposit Account shall not be commingled by Manager with any funds of Manager.

(c) Manager shall deposit all rents and other charges and proceeds from the Project (other than the deposits made to the Reservations/Security Deposit Account) into the Operating Account. Such funds shall not be commingled with any funds of Manager (except that Manager may maintain a petty cash fund of no more than $2,500.00). To the extent delegated signature authority to the Operating Account, Manager shall cause the funds thus made available for such purposes to be applied in a timely manner to the following items (in each case, however, only if such application constitutes an Authorized Expenditure): (i) amounts due and payable as operating expenses of the Project as permitted hereby, including Manager's Monthly Management Fees and its Reimbursable Expenditures; (ii) amounts of ad valorem taxes and other impositions levied against the Project, including but not limited to any municipal assessments and property owners' association assessments; and (iii) all other items for which application has been requested by Manager and approved by Owner. On a monthly basis, any balance of funds in excess of the Minimum Account Balance, available to Manager after disbursements have been made shall be disbursed or transferred as generally or specifically directed from time to time by Owner. If at any time the funds available to Manager are insufficient to maintain the Minimum Account Balance or to pay the full amount of expenses which Manager is required or permitted to pay pursuant to this Agreement, Manager shall give Owner five (5) days prior written notice of the need for additional funds and, in the event that Owner fails to furnish sufficient funds to pay for the foregoing: (A) Manager shall apply the funds available to satisfy outstanding liabilities, costs and expenses, according to such priority as directed by Owner, or if Owner fails to direct, as Manager determines in Manager's reasonable discretion; (B) Manager shall have no liability whatsoever for any consequences arising from such failure by Owner; and (C) Manager shall have no obligation to perform its obligations hereunder with respect to such expenses and Manager shall not be in default for failure to perform such obligations. All payments to be made by Manager as described in this Section 4.8 shall be made by check or ACH or wire transfer drawn on an Operating Account established pursuant hereto this Section 4.8. Manager shall not be obligated to make any advance to or for the account of Owner, or to pay any sums otherwise required to be paid hereunder, except out of funds held in any account maintained under this Section 4.8 or otherwise made available to Manager by or on the account of Owner, nor shall Manager be obligated to incur any liability or obligation for the account of Owner.

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(d) To the extent not generated from rent and other charges, Owner shall make available to Manager on a monthly basis an amount expected to be sufficient to cover all operating expense and anticipated extraordinary expenses for the next month (or such other amount as may approved by Owner and Manager).

(e) Owner shall fund, or shall arrange to fund the following month's anticipated Monthly Operating Expense (as contemplated by the then in-place Operating Budget), together with any agreed upon overages, into the Operating Account, no later than the first of the month. At any time, the Operating Account balance shall not fall below the anticipated or actual total Monthly Operating Expenses for the current month, and at no point shall the Operating Account balance fall below Twenty-Five Thousand and No/100 Dollars ($25,000.00) (the "Minimum Account Balance"), and Owner shall immediately fund additional cash to meet the Minimum Account Balance at any given time.

(f) Manager may, but shall not be required to, advance funds inconnection with the Project. In the event that Manager elects to advance any funds in connection with the Project to pay any expenses on behalf of Owner, such advance shall constitute a loan from Manager to Owner subject to repayment on demand with interest at twelve percent (12.0%) per annum. Owner hereby agrees to repay and reimburse Manager as soon as possible following such advance, and hereby authorizes Manager to deduct, without notice, the amounts of any such advances from any monies due Owner prior to payment of any other amounts due from Manager to Owner or any other party.

Section 4.9 Enforcement of Collections. Manager shall be entitled to demand, collect, and receive all rent and other income from the Project, and shall have the authority to institute, as an operating expense of the Project, legal proceedings for the collection thereof or for the dispossession or other termination of rights of a Resident with respect to the Project. Manager may engage an attorney or law firm on Owner's behalf to represent Owner in such legal proceedings; provided, however, that Owner shall have the right to approve or designate any attorney or law firm engaged in connection with any such action, provided such approval or designation shall be promptly provided.

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Section 4.10 Project Records. Manager shall maintain in its principal office or in its ' office at the Project (or at such other location as may be approved by Owner) a complete set of records, books and accounts, including, but not limited to, bank records, vouchers, invoices, files and all other materials, relating to the Project or to this Agreement for a period not to exceed three (3) years; provided however, if following the termination of this Agreement, Manager leaves any such records at the Project, then upon leaving such records on-site, Manager shall be deemed to have relinquished the same and Manager shall have no further obligations with respect to the same. Owner and other parties designated by Owner shall, at all times during normal business hours and after reasonable notice, have access to such records, books and accounts, all of which shall remain at all times the property of Owner. Manager will furnish to Owner upon request on a timely basis, as an operating expense of the Project, copies of any of such records, books and accounts, and will deliver all such records, books and accounts to Owner upon termination of this Agreement. Manager shall have the right to retain copies of such records, books and accounts for its files.

Section 4.11 Manager's Reporting.

(a) Within ten (10) days after the end of each calendar month, Manager shall deliver to Owner the following reports:

(i) An unaudited profit and loss statement showing the results of operations for the preceding month and year-to-date and reflecting budget variances;

(ii) An unaudited balance sheet as of the end of the preceding month;

(iii) A monthly budget narrative, including leasing and marketing information, for the preceding month; and

(iv) Such other reports as may be reasonably required by Owner from time to time, provided, however that Manager shall be entitled to reimbursement of its reasonable costs and expenses for preparing any such additional reports.

(b) Within twenty (20) days after the end of each calendar quarter ending on the last day of March, June, September and December, and within twenty (20) days after the end of each Fiscal Year, Manager shall deliver to Owner an unaudited statement of cash flow for the preceding quarter or year, as applicable.

(c) Manager shall cooperate with any certified public accountant engaged by Owner to audit financial statements of the Project.

(d) All monthly and annual financial statements required hereunder shall be prepared in accordance with GAAP. All reports required hereunder shall be prepared on Manager's customary forms, and Manager shall take customary care regarding the accuracy or completeness of such reports.

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(e) Owner acknowledges that Manager may provide the reports required under this section and otherwise through an on-line reporting system (the "Owner Portal"). In the event Manager provides information through an Owner Portal, Owner shall be responsible, and Owner hereby releases Manager, for controlling access to and security of the Owner Portal and any information contained therein pursuant to a separate agreement.

Section 4.12 Resident Complaints/Requests. Manager shall maintain businesslike relationships with Residents and shall receive, log in and use reasonable efforts to respond timely to all Resident complaints and requests for services. Manager shall keep systematic records showing the action(s) taken with respect to each such complaint or request.

Section 4.13 Rules and Regulations. Manager may adopt and modify the rules and regulations of the Project intended to govern the day-to-day activities of the Residents, but only to the extent that such rules and regulations of the Project do not conflict with the provisions of this Agreement, the Approved Lease Form or Legal Requirements.

Section 4.14 Returns Required by Law. Manager shall exercise reasonable efforts to execute and timely file, in accordance with Legal Requirements, all forms, reports and returns relating to the employment of personnel and to the operation of the Project. Except for a willful failure or refusal to make any such required filing within a reasonable time after learning of such requirement therefor, Manager shall not be in default hereunder for failure to make any required filing. The foregoing requirement shall not apply to any forms, reports or returns required to be filed by Owner which do not relate to the Project, which filings shall be the sole responsibility of Owner.

Section 4.15 Compliance with Legal Requirements. Manager shall take such actions as may be reasonably necessary to comply with all Legal Requirements, subject to the limitations contained in this Section 4.15 and Sections 4.1. 4.8 and 6.7, and only to the extent consistent with its obligations under this Agreement. However, Manager shall take no action with respect to a Legal Requirement if Owner has notified Manager that it (a) has contested such Legal Requirement or (b) intends to contest, and thereafter promptly institutes proceedings contesting, such Legal Requirement. Manager may take such action notwithstanding such contest if (i) Owner instructs Manager to take such action, or (ii) if failure to comply promptly with such Legal Requirement could expose Owner, Manager or any of Manager's employees or agents to civil or criminal liability. If possible, Manager shall forward to Owner copies of all orders and notices relating to Legal Requirements in sufficient time for Owner to provide a response in accordance with Legal Requirements.

Section 4.16 Services to Residents. In connection with its management and leasing of the Project, where utilities and other services provided pursuant to Leases or specifically prescribed in the Operating Budget cannot be registered in the name of a Resident, Manager shall provide for such utilities or services to be provided in the name of Owner or the Project.

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Section 4.17 Claims. Manager shall advise Owner promptly upon obtaining actual knowledge of (a) service upon Manager of any summons, subpoena, citation or claim for matters relating to the Project, or (b) any material citation relating to the Project or any material claim relating to the Project.

Section 4.18 Non-Discrimination. Manager shall not discriminate on account of race, color, sex, age, religion, national origin, sexual orientation or disability in its employment or leasing practices or otherwise in the performance of its obligations hereunder.

Section 4.19 Legal Counsel. For matters in the ordinary course of business and except as explicitly stated herein to the contrary, unless otherwise directed by Owner, Manager shall employ, at Owner's cost, legal counsel approved by Owner in order to protect and represent Owner's interest. For matters other than in the ordinary course of business, Manager shall inform Owner thereof and shall conform to Owner's desired course of action and shall utilize the attorney selected by Owner. In addition, Owner shall pay all expenses incurred by Manager in obtaining legal advice regarding compliance with any law affecting the Property, including without limitation, all costs and expenses for the defense of vendor suits or other claims made against the Property or Manager relating its activities as agent. If any lawsuit is instituted by an employee against Manager, Owner or the Property, Owner shall be responsible for the costs and expenses of defending such claims, unless it is ultimately decided by a court of competent jurisdiction that Manager did not act in compliance with applicable law with respect to the underlying matters of the employee's claims.

Section 4.20 Notices to Owner. Manager shall notify Owner (which notice shall include copies of supporting documentation) promptly upon obtaining actual knowledge of (a) any written notice of violation of any Legal Requirement; (b) any fire or other material casualty loss to the Project; (c) any condemnation action, rezoning or other governmental order affecting the Project; or (d) any tax assessment notice applicable to the Project.

Section 4.21 Use and Maintenance of Premises. Manager shall not knowingly permit the use of the Project for any purpose which might reasonably be expected to void any policy of insurance held by Owner or which might render any loss thereunder uncollectible, or which would be in violation of any Legal Requirement, including, without implied limitation, violation of any enviromnental laws.

ARTICLE 5

COMPENSATION OF MANAGER

AND RELATED MATTERS

Section 5.1 Monthly Management Fee. Beginning with the first full month following the Commencement Date ("Month One") and continuing monthly thereafter, Manager shall disburse to itself, from the Operating Account, on or after the twenty-fifth (25th) calendar day of the month: (I) the Reimbursable Expenditures made during the preceding month; (2) the Monthly Management Fee (as defined in Exhibit B) earned for the preceding month; and (3) the applicable and earned Incentive Fee (as defined in Exhibit B) earned hereunder. If the Commencement Date occurs on a day other than the first day of the calendar month, the Monthly Management Fee shall be prorated on a per diem basis for such month. Notwithstanding anything contained herein to the contrary, Owner acknowledges and agrees, that the Monthly Gross Revenues used to calculate the Monthly Management Fee for Month One, shall include any pre-paid rents on hand as of the Commencement Date.

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Section 5.2 Additional Service Fees. To the extent Owner requests Manager perform Additional Services with respect to the Project, or if Manager performs other services which it may elect to perform pursuant to this Agreement, Manager shall be entitled to Additional Service fees. The amount and timing of such fees shall be as agreed upon between Owner and Manager prior to Manager's performance of such Additional Services.

Section 5.3 Self-Disbursement. Manager may disburse to itself, without notice to Owner, out of funds available to it hereunder, whether from the Operating Account or otherwise, amounts due to it under Article 5 on the due dates thereof.

Section 5.4 Reimbursable Expenditures. For purposes hereof, "Reimbursable Expenditures" shall mean (a) all Authorized Expenditures made by Manager out of its own funds (it being acknowledged and agreed that Manager shall have no obligation to advance any funds for the making of Authorized Expenditures); and (b) all costs and expenses directly related to the transition of management of the Project to Manager, including without limitation, costs and expenses associated with travel by the agents or employees of Manager with respect to the operation and transition of the Project, payroll costs and expenses of the agents and employees of Manager involved in the transition and operation of the Project, management software systems setup charges, and any other out of pocket costs of Manager and fees incurred with respect to such transition.

Section 5.5 Manager's Affiliates and Subsidiaries. Manager may utilize related, affiliated or subsidiary organizations as independent contractors to perform work related to the Project; provided that, in each case, (a) expenditures for the goods or services to be furnished by such party are Authorized Expenditures or are for Additional Services, and (b) the charges imposed by such party are not greater than would be charged under an arm's-length contract by an unrelated contractor for the same work.

ARTICLE 6

OWNER'S OBLIGATIONS; INSURANCE; INDEMNIFICATION

Section 6.1 Repair and Maintenance of the Project. To the extent established by the Operating Budget or Legal Requirements, Owner shall sufficiently fund the maintenance and repair of the Project to maintain the Project in the Standard Market Condition. Manager shall have no obligation to maintain the Project in the Standard Market Condition unless funds are made available for the same by Owner.

Section 6.2 Owner's Insurance. Owner shall maintain, or cause to be maintained through Manager in Owner's name, property and liability insurance coverages for the Project in amounts and coverages which are customary and appropriate for the Project. If Manager contracts for any insurance relating to the Project, Manager shall be the custodian of any policies or certificates of insurance obtained from the insurer and shall promptly provide Owner a copy of same upon Owner's request. To the extent Owner requests Manager to obtain insurance for project, Owner agrees to pay any deductible expense associated with such insurance. If Owner contracts directly for any insurance relating to the Project, Owner shall promptly provide Manager with a copy of such policies, including waivers of subrogation or satisfactory evidence of same. All liability insurance policies shall name Owner and Manager as additional named insureds. Owner is responsible for ensuring adequate insurance coverage is in place and agrees to hold Manager harmless if insurance is insufficient. Any insurance policy purchased to comply with this Owner's Insurance section, shall be primary and non-contributory with any other similar insurance carried by Manager.

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Section 6.3 Manager's Insurance. Manager shall maintain (a) statutmy limits of workers' compensation insurance for its employees at Owner's expense; (b) a fidelity bond or employee dishonesty insurance, at Manager's expense, with policy limits not less than $100,000.00 and a per-occurrence deductible of no more than $25,000.00; (c) errors and omissions insurance; and (d) Commercial General Liability insurance, which shall name Owner and any Owner-related entities requested by Owner as additional insureds. Upon reasonable request by Owner, Manager shall provide to Owner, at Manager's expense, with a certificate establishing proof of any coverage obtained by Manager pursuant to this paragraph. Manager's insurance shall be excess of any other valid and collectible insurance covering the project.

Section 6.4 Contractor Insurance. Manager shall ensure that all service and other contracts relating to the upkeep, repair, maintenance or operation of the Project require the contractor to maintain the insurance coverages set forth on Exhibit C, which shall name Owner and any Owner-related entities set forth thereon as additional insureds.

Section 6.5 Waiver of Subrogation: Indemnification.

(a) Owner hereby releases Manager and its agents, contractors and employees from any and all liability and responsibility to Owner or anyone claiming by, through or under Owner, by way of subrogation or otherwise, for losses covered by Owner's or Manager's insurance, regardless of the negligence, misconduct or other fault of Manager or of its agents, contractors or employees. Manager assumes no liability for any failure of, or default by, any tenant in the payment of any rent or other charges due Owner or in the performance of any obligations owed by any tenant to Owner pursuant to any lease or otherwise. Owner shall defend, indemnify and hold harmless Manager, its affiliates and each of their respective officers, directors, representatives, agents, principals, partners, members, shareholders, agents, contractors, insurers and employees, and their respective successors and assigns (the "Manager Indemnified Parties"), from all claims, expenses (including attorney fees and court costs), liability, allegation or other causes relating to the ownership or operation of the Project and/or to circumstances arising in connection the operation of the Project by Manger, including, without limitation and for the avoidance of doubt, the actions of Owner. IT IS EXPRESSLY UNDERSTOOD BY OWNER THAT THIS CONTRACTUAL PROVISION IS NOT A MERE RECITATION AND THIS PROVISION EXPRESSLY REQUIRES OWNER TO DEFEND AND INDEMNIFY MANAGER INDEMNIFIED PARTIES FOR ALL ACTIVITY UNDERTAKEN BY MANAGER PURSUANT TO THIS AGREEMENT, INCLUDING, BUT NOT LIMITED TO, THE OBLIGATION TO DEFEND AND INDEMNIFY THE MANAGER INDEMNIFIED PARTIES FOR THEIR OWN NEGLIGENCE, WHETHER PASSIVE OR ACTIVE, EVEN WHEN THE MANAGER INDEMNIFIED PARTIES ARE JOINTLY COMPARATIVELY, CONTRIBUTIVELY OR CONCURRENTLY NEGLIGENT WITH OWNER, AND EVEN THOUGH ANY SUCH CLAIM, CAUSE OF ACTION OR SUIT IS BASED UPON THE STRICT LIABILITY OF THE MANAGER INDEMNIFIED PARTIES. It is the intent of this provision to provide Manager with the broadest enforceable entitlement to indemnification and defense for its activities undertaken pursuant to this Agreement. Owner hereby acknowledges this express undertaking and indemnity obligation.

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(b) Manager agrees to indemnify, hold, and save harmless Owner, its affiliates and respective officers, directors, representatives, agents, principals, partners, members, investors, shareholders, agents, contractors, insurers and employees, and their respective successors and assigns (the "Owner Indemnified Parties") from any claims, expenses (including attorney's fees and court costs), liability, allegation or other causes resulting from Manager's gross negligence and/or willful misconduct; provided, however, that in no event shall the indemnity provided to Owner and the other Owner Indemnified Parties under this Section 6.5 extend to (i) any action, cause of action, suit, expense, claim or demand that is paid in full from the proceeds of any insurance maintained available as long as the relevant insurer promptly aclmowledges coverage for any such claim or claims, loss, or settlement on account thereof, and promptly undertakes the defense of Owner and continues such defense through final resolution or (ii) Owner's default in its obligations under the terms of this Agreement, or (iii) loss or damage arising out of alleged or actual terrorist acts, or (iv) Owners actions or inactions, or (v) any violation of a Legal Requirement relating to the physical condition of the Project if (x) such violation existed as of the Commencement Date, or (y) such violation arose after the Commencement Date but Manager shall have advised Owner in writing of the existence of such violation and Owner shall have failed to furnish Manager with the necessary funds or authorization to cure the same (collectively, the "Excluded Violations"). Manager shall not, in the perfonnance of this Agreement, be liable to Owner for any act, omission or negligence of any agent or employee of Owner.

(c) NOTWITHSTANDING ANYTHING TO THE CONTRARY CONTAINEDHEREIN,NEITHEROWNERNORMANAGERSHALLBELIABLEFORANY LOST OR PROSPECTIVE PROFITS OR ANY INDIRECT, CONSEQUENTIAL (EXCEPT ATTORNEYS' FEES AND COSTS TO BE PAID UNDER AN INDEMNITY SPECIFICALLY UNDERTAKEN UNDER THIS AGREEMENT), SPECIAL, INCIDENTAL, PUNITIVE OR OTHER EXEMPLARY LOSSES OR DAMAGES, WHETHER IN TORT, CONTRACT OR OTHERWISE, REGARDLESS OF THE FORESEEABILITY, PRIOR NOTICE, OR CAUSE THEREOF, THAT WOULD NOT OTHERWISE BE COVERED UNDER THE STANDARD LIABILITY OR PROPERTY INSURANCE FORMS REQUIRED OF THE PARTIES HEREUNDER. IN NO EVENT SHALL MANAGER BE LIABLE FOR DAMAGES IN EXCESS OF THE MANAGEMENT FEES PAID BY OWNER DURING THE TWELVE-MONTH PERIOD PRIOR TO THE DATE SAID DAMAGES WERE INCURRED.

(d) The provisions of this Section 6.5 shall survive the expiration or earlier termination of this Agreement.

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Section 6.6 Owner Representations. Owner represents that to Owner's knowledge: (a) Owner has full power and authority to enter this Agreement; (b) neither the execution of this Agreement nor the performance of the obligations contemplated hereby, will not result in any breach or violation of any of the terms or the provisions of or constitute a default under, any indenture, deeds of trust, mortgage, note, or other agreement or instnunent by which Owner is or will be bound; (c) there are no written or oral agreements affecting the Project other than Leases, copies of which have been furnished to Manager; (d) there are no recorded easements, restrictions, reservations, or rights of way which materially and adversely affect the use of the Project for the purposes intended under this Agreement; (e) the Project is zoned for the intended use; (f) all licenses and other permits for the operation of the Project have been secured and are current; (g) the Project and its construction and operation comply with all Legal Requirements and do not violate any applicable statutes, laws, ordinances, rules, regulations, orders or the like (including, without limitation, those pertaining to hazardous or toxic substances); and (h) Owner is not aware of the presence of any hazardous or toxic substances on, under or near the Project.

Section 6.7 No Responsibility of Manager. Except as may be specifically provided to the contrary in any Operating Budget, Manager shall not be responsible for (a) compliance of the Project, any building thereon, or any equipment therein with the Americans with Disabilities Act or (b) any Excluded Violation; provided, however, that Manager shall promptly notify Owner or forward to Owner any complaints, warnings, notices, or summonses received by Manager relating to such matters.

Section 6.8 Asset Manager. Unless and until otherwise directed in writing by Owner, Owner directs Manager to follow instructions provided to Manager by Asset Manager as if such directions were provided directly by Owner. Unless otherwise specified in writing to Manager, Asset Manager shall be deemed to be an affiliate of Owner, shall be a third-party beneficiary of this Agreement and shall benefit from each and every term of this Agreement as if the Asset Manager were the Owner, including all insurance and indemnification provision running in favor of Owner.

Section 6.9 Security. Owner acknowledges and agrees that Manager shall have no responsibility to provide security or alarm services to the Project or to advise Owner with respect to the need for such services. Owner acknowledges that it is Owner's sole responsibility to implement any security services at the Project or for the benefit of Residents, and Owner hereby agrees to and shall indemnify, protect, defend, save, and hold harmless Manager and the Manager Indemnified Parties from any and all claims, liability, loss, or expense (including attorney's fees and expenses) arising out of the provision of, or failure to provide, any security, security services or any security devices at the Project. Owner further acknowledges that it is Owner's responsibility to provide necessary funding to Manager to comply with all laws relating to the operation or management of the Project. The provisions of this Section 6.9 shall survive the expiration or earlier termination of this Agreement.

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Section 6.10 Environmental Matters. Owner shall promptly inform Manager in writing of the existence on the Project of any Hazardous Materials (as defined below), the presence of which either requires investigation or remediation under any existing or proposed federal, state, or local laws, rules, regulations, determinations, directives, ordinances or requirements relating to Hazardous Materials ("Environmental Laws"), or causes or threatens to cause a nuisance upon the Project or adjacent properties or poses or threatens to pose any hazard to the health and safety of any persons on or about the Project. Notwithstanding anything to the contrary contained herein, Owner acknowledges and understands that Manager is not responsible to (i) evaluate the presence or absence of hazardous or toxic substances, mold, waste (including solid waste) gas, liquid, materials, electromagnetic fields, radon, lead, asbestos, radioactive materials, or other environmental concerns upon, within, above, or beneath the Project (hereinafter collectively "Hazardous Materials"); (ii) maintain or evaluate compliance with any Environmental Laws; or (iii) conduct or ensure clean-up or remediation of spills of, or contamination by, Hazardous Materials. Manager shall have absolutely no responsibility or obligation with respect to the abatement, clean-up or remediation of any spill of or contamination from any Hazardous Materials upon, beneath, or within all, or any portion, of the Project, and the entire responsibility for such clean-up, abatement, or remediation shall lie with Owner and Owner's environmental consultant. In connection with the foregoing, Owner hereby agrees to and shall indemnify, protect, defend, save, and hold harmless the Manager and Manager Indemnified Parties from any claim, cause of action, liability, loss, demand, damages (including damages associated with any Environmental Laws), fine, penalty, injury, cost, or expense (including attorney's fees and expenses) arising out of or relating in any way to the acts, omissions, or negligence of Owner, Owner's environmental consultant, or the failure of such enviromnental consultant, to fulfill its obligations with respect to the Project; any violation, or alleged violation, of all, or any portion, of the Project with any Environmental Laws and/or Manager's efforts to enforce the Project's compliance with such laws; and any attempt by any person, group, entity, or governmental agency to designate Manager as "operator" or "regulated facility" under the Resource Conservation and Recovery Act (RCRA), or a Potentially Responsible Party (PRP) under the Comprehensive Environmental Response, Compensation, and Liability Act (CERCLA), or otherwise liable as a party under any other Environmental Laws, or as a party in any claim for contribution, cost recovery or indemnity against Manager, or its insurer arising out of the foregoing. The provisions of this Section 6.10 shall survive the expiration or earlier termination of this Agreement.

Section 6.11 Mold and Mildew. Owner assumes and agrees to hold harmless, indemnify, protect and defend Manager against any and all liability or property claims for injuries or damages related to or arising from mold, microbial matter, fungi, or viral matter which reproduces through the release of spores or the splitting of cells or other means, including but not limited to mold, mildew and viruses whether or not such microbial matter is living (hereafter referred to as "mold") other than such liability or claims resulting from the gross negligence or willful misconduct of Manager or its employees directly responsible for the Property. The Owner further agrees to remedy, remove and abate any mold related condition at the Property within ninety (90) days of receipt of Managers notification of its discovery; provided that Owner shall have such additional time as reasonably necessary so long as Owner has commenced abatement and it is being diligently pursued. Notwithstanding the foregoing and the fact that Owner is ultimately responsible for any mold related conditions, Owner may specifically engage Manager to implement the remediation, removal or abatement of any mold related conditions and Manager may advise Owner with respect or undertake such remediation, removal or abatement, provided any such recommendations or actions will be given or taken without representation or warranty of any kind by Manager. Manager shall cooperate as reasonably requested in the abatement process. Owner hereby assumes responsibility for all expenses including legal costs, testing, and abatement associated with existence of mold at the Property. The provisions of this Section 6.11 shall survive the expiration or earlier termination of this Agreement.

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Section 6.12 Structural Defects. Owner shall promptly inform Manager in writing of the existence on the Project of any structural defect which causes or threatens to cause a nuisance upon the Project or adjacent properties or poses or threatens to pose any hazard to the health or safety of any persons on or about the Project. Owner further agrees to correct or otherwise repair, at Owner's sole expense, any such structural defect within a reasonable time after informing Manager or being informed of the existence of any such defect. The provisions of this Section 6.12 shall survive the expiration or earlier tennination of this Agreement.

Section 6.13 Shuttle Service. If the Owner elects to provide a shuttle/van service to transport Residents, then the Owner shall purchase business auto coverage with liability limits not less than $1,000,000 per occurrence with no sublimit per person, and physical damage limits sufficient to cover the full replacement cost of the shuttle. Owner's business auto policy shall name Manager as a Named Insured or name Manager as a Designated Insured under a form acceptable to Manager and shall contain a Waiver of Subrogation in favor of Manager. It is agreed Ilia! the Owner's business auto coverage shall be primary and non-contributory with any liability coverage carried by Manager, and is intended to provide primary coverage for any claims brought against Owner or Manager, arising in any way from the ownership, maintenance or use of the Owner's shuttle.

ARTICLE 7

DEFAULT AND TERMINATION

Section 7.1 Termination.

(a) This Agreement may be terminated upon written notice by Owner if any one or more of the following events (each a "Manager Default") shall occur and be continuing, as Owner's sole and exclusive remedy at law and in equity with respect to such events:

(i) if Manager or any of its directors, officers, employees or agents shall misappropriate any funds of Owner or otherwise be guilty of gross negligence, willful misconduct, fraud, malfeasance or breach of fiduciary duty in connection with Manager's duties hereunder and Manager shall not (i) make full restitution thereof (if applicable) within twenty five (25) business days after Manager's discovery thereof (or such longer time as may be agreed to by Owner) and (ii) thereafter (A) permanently bar the director, officer, employee, agent or other representative who misappropriated such funds or committed such act from acting in any capacity with respect to the Project or (B) make other arrangements reasonably satisfactory to Owner. For purposes of the prior sentence, "malfeasance" means any civil or criminal act that gives rise to the physical injury of another person;

(ii) if Manager shall fail to comply in any material respect with any provision of this Agreement and such default shall continue for thirty (30) days after written notice of such default given by Owner to Manager (provided, however, that if the event or condition giving rise to such default cannot reasonably be remedied within thhty (30) days, then no Manager Default shall be deemed to have occurred if Manager promptly commenced and is diligently pursuing a remedy); or

(iii) if Manager shall commence a voluntary case or other proceeding seeking liquidation, reorganization or other relief with respect to itself or its debts under any bankruptcy, insolvency, reorganization or other similar law now or hereafter in effect or seeking the appointment of a trnstee, receiver, liquidator, custodian or other similar official of its or any substantial part of its property, or shall consent to any such relief or to the appointment of or taking possession by any such official in an involuntary case or other proceeding commenced against it, or shall make a general assigmnent for the benefit of creditors, or shall fail generally to pay its debts as they become due, or shall talce any corporate action to authorize any of the foregoing; or if an involuntary case or other proceeding shall be commenced against Manager seeking liquidation, reorganization or other relief with respect to it or its debts under any bankruptcy, insolvency, reorganization or other similar law now or hereafter in effect or seeking the appointment of a trnstee, receiver, liquidator, custodian or other similar official of it or any substantial part of its property, and such involuntary case or other proceeding shall remain undismissed and unstayed for a period of thirty (30) days; or if an order for relief shall be entered against Manager under any bankrnptcy, insolvency, reorganization or other similar law now or hereafter in effect.

(b) This Agreement may be terminated upon written notice by Manager if one or more of the following events (each an "Owner Default") shall occur and be continuing:

(i) if the Operating Account falls below the Minimum Account Balance for more than ten (10) business days after written notice thereof to Owner;

(ii) if Owner shall fail to pay any amount payable to Manager under this Agreement when due and such default shall continue for ten (I 0) business days after written notice thereof to Owner; or

(iii) if Owner shall fail to comply in any material respect with any provision of this Agreement (other than a monetary default specified above), and such default shall continue for thirty (30) days after written notice of such default given by Manager to Owner; (provided, however, that if the event or condition giving rise to such default cannot reasonably be remedied within thirty (30) days, then no Owner Default shall be deemed to have occurred if Owner is diligently pursuing a remedy and shall complete the same within ninety (90) days after such notice).

( ) if Owner shall commence a voluntary case or other proceeding seeking liquidation, reorganization or other relief with respect to itself or its debts under any bankrnptcy, insolvency, reorganization or other similar law now or hereafter in effect or seeking the appointment of a trnstee, receiver, liquidator, custodian or other similar official of its or any substantial part of its property, or shall consent to any such relief or to the appointment of or taking possession by any such official in an involuntary case or other proceeding commenced against it, or shall make a general assigmnent for the benefit of creditors, or shall fail generally to pay its debts as they become due, or shall take any corporate action to authorize any of the foregoing; or if an involuntary case or other proceeding shall be commenced against Owner seeking liquidation, reorganization or other relief with respect to it or its debts under any bankruptcy, insolvency, reorganization or other similar law now or hereafter in effect or seeking the appointment of a trustee, receiver, liquidator, custodian or other similar official of it or any substantial part of its property, and such involuntary case or other proceeding shall remain undismissed and unstayed for a period of thirty (30) days; or if an order for relief shall be entered against Owner under any bankruptcy, insolvency, reorganization or other similar law now or hereafter in effect.

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(c) TI1is Agreement may be terminated by either Manager or Owner immediately upon the destruction by casualty of a material portion of the Project, or the condemnation of a material portion of the Project.

(d) Notwithstanding the foregoing, Owner may terminate this Agreement upon thirty (30) days prior written notice to Manager in the event of a bona fide sale of the Project to a third party unrelated to or unaffiliated with Owner or any principal, partner owner, member or shareholder of Owner (such party a "Bona Fide Purchaser"). In the event of a sale to a Bona Fide Purchaser, the termination date of this Agreement shall be as set forth by Owner in said written notice to Manager, such termination date not to be less than thirty (30) days after delivery of such written notice to Manager. In the event such termination occurs within twelve (12) months following the Commencement Date, Owner shall pay to Manager, at the time of delivery of such termination notice, a termination fee equal to two (2) month's estimated Monthly Management Fees based on the then current Operating Budget. In the event Manager is retained by the Bona Fide Purchaser within thirty (30) days of termination, Manager shall waive this termination fee. Manager shall abide by Sections 7.2 and 7.3 hereof in the event of termination pursuant to this Section 7.I(d).

(e) Notwithstanding the foregoing, Owner may terminate this Agreement without cause any time upon not less than thirty (30) days' prior notice to Manager. If Owner exercises its right under this Section 7.l(e). Owner shall pay Manager a Termination Fee as described in Exhibit B.

(f) Notwithstanding any prov1s10n herein to the contrary, Manager may terminate this Agreement, without cause, by giving Owner at least sixty (60) days' prior written notice of termination.

Section 7.2 Duties Upon Termination. Notwithstanding termination of this Agreement, Manager shall remain entitled to reimbursement of Reimbursable Expenditures made on or before the date of termination, and to compensation hereunder for all periods ended on or before the date of termination, including but not limited to Manager's prorated share of the Monthly Management Fee and any Incentive Fee that Manager is entitled to. Manager may disburse such amounts to itself out of funds available to it hereunder. Upon termination of this Agreement, Manager shall forthwith (a) surrender and deliver up to Owner the Project and any funds of Owner in the possession of Manager which are not due and payable to Manager under the terms hereof; (b) deliver to Owner promptly after receipt any funds of Owner received by Manager after such termination; (c) promptly upon request deliver to Owner all equipment, tools, appliances, materials, supplies, keys and paper records pertaining solely to the Project which is in the possession of Manager (other than anything prepared by Manager's proprietary software, if applicable); and (d) vacate any occupied space at the Project. Notwithstanding termination of this Agreement, at Owner's cost, Manager shall remain obliged to make timely delivery to Owner of all reports required by Section 4.11 for periods ended on or before the date of termination. Within sixty (60) days after termination of this Agreement, Manager shall deliver to Owner reports of the types required by Section 4.11 for the periods from the end of the periods covered by the reports required by the preceding sentence through the date of termination. Notwithstanding anything to contrary herein, upon termination of this Agreement for any reason, Manager shall be entitled to its earned, but unpaid fees of any kind, including but not limited to a prorated Monthly Management Fee and Incentive Fee, reimbursement of unpaid Reimbursable Expenses, for the period prior to termination.

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Section 7.3 Other Effects of Termination. Following termination of this Agreement, neither party shall have any rights or duties hereunder, except that the following shall survive such termination: (a) this Article 7, and all other provisions of the Agreement hereof (if any) which expressly declare their survival; (b) those provisions hereof which are necessary to the proper interpretation and enforcement of the provisions listed or described in clause (a), to the extent of such necessity; (c) rights and remedies with respect to pre-termination breaches hereof; (d) rights and duties provided for herein which relate to facts and circumstances which have occurred prior to such termination, or which arise out of such termination; and (e) the representations and warranties of the parties contained herein and all provisions of this Agreement that require Owner to have insured or to defend, reimburse, or indemnify Manager, and if Manager is or becomes involved in any proceeding or litigation by reason of having been Owner's agent, such provisions shall apply as if this Agreement were still in effect. Upon termination of this Agreement by either party for any reason, without the need for any further agreement, Manager shall assign and Owner shall assume the obligations and the responsibility for any Lease or contract properly executed by Manager on behalf of Owner in accordance with this Agreement and the payment of any outstanding bills incurred by Manager on behalf of Owner in accordance with this Agreement. The termination of this Agreement shall not affect the rights of the terminating party with respect to any damages it has suffered because of any breach of this Agreement. Other than any fees and reimbursements expressly provided in this Article 7, Owner shall in no event owe Manager any compensation or fees for the period after the effective date of any termination of this Agreement.

Section 7.4 Close-Out Fee. Upon the expiration or any earlier termination of this Agreement, Owner shall pay to Manager a close-out fee equivalent to the last month's full management fee for providing any services to be performed by Manager for more than thirty (30) days after the termination of this Agreement, including, but not limited to, entering invoices and cutting checks, recording post-closing entries and preparing financial statements, reconciling bank statements and consulting with tax preparers or auditors.

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Section 7.5 Actions Subsequent to Termination. Immediately upon tennination of this Agreement or removal of Manager, Owner shall immediately cease using the name "Book and Ladder," or the name of any affiliate of Manager. Immediately upon said termination or removal, Owner shall have no right to the name "Book and Ladder," or the name of any affiliate of Manager and acknowledges such names are the property of Manager or its affiliates. Additionally, use of any creative materials, including but not limited to campaign items, advertising items, print materials and other materials created by Manager in connection with the advertising, marketing or operations of the Project, including but not limited to Manager branded materials, shall cease immediately. Manager shall have the right to remove any such materials from the Project and Owner shall use reasonably efforts to promptly return any such items to Manager if they discover the same following termination. Both Owner and Manager agree that they will not directly or indirectly publish, communicate, make or cause to be made to anyone any statements or opinions (whether oral or written) that disparage, criticize, are derogatory to or otherwise harm the business or reputation of any other party, its past and present predecessors, successors, assigns, representatives, directors, officers, employees, and agents, including but not limited to the media, internet biogs, public interest groups, publishing companies and private or public individuals.

ARTICLE 8

MISCELLANEOUS

Section 8.1 Patriot Act. Owner and Manager each hereby represents and warrants to the other that neither such party, nor any persons or entities holding any legal or beneficial interest whatsoever in such party, are (i) the target of any sanctions program that is established by Executive Order of the President or published by the Office of Foreign Assets Control, U.S. Department of the Treasury ("OFAC"); (ii) designated by the President or OFAC pursuant to the Trading with the Enemy Act, 50 U.S.C. App. § 5, the International Emergency Economic Powers Act, 50 U.S.C. §§ 1701-06, the Patriot Act, Public Law 107-56, Executive Order 13224 (September 23, 2001) or any Executive Order of the President issued pursuant to such statutes; or (iii) named on the following list that is published by OFAC: "List of Specially Designated Nationals and Blocked Persons."

Section 8.2 Entire Agreement; Further Assurances. This Agreement constitutes the entire agreement between the parties hereto pertaining to the subject matter hereof and supersedes all prior and contemporaneous agreements and understandings of the parties, whether written or oral, in connection therewith. No covenant, representation or condition not expressed in this Agreement shall affect, or be effective to interpret, change or restrict the express provisions of this Agreement. This Agreement may not be modified, supplemented or terminated, nor may any of the obligations of the parties hereunder be waived, except by an instrument executed by the parties hereto. Each party agrees to execute and deliver such other documents as are reasonably necessary to give effect to and carry out the transaction herein contemplated.

Section 8.3 Right to Encumber. Owner and Manager hereby agree that this Agreement and all amendments thereto shall in all respects be and is hereby expressly made subordinate and inferior to the liens, security interest and/or terms of any mortgage and to the promissory note (or other evidence of repayment obligation) and other indebtedness secured or to be secured thereby and to all other instruments evidencing or securing or to evidence or secm-e said indebtedness, and all amendments, modifications, supplements, consolidations, extensions and revisions of such note and other instruments; provided, however, that payments made to Manager in accordance with the terms of this Agreement shall be deemed earned by Manager and not subject to disgorgement. The provisions of this paragraph shall be self-operative and no further instrument of subordination shall be required; provided, however, Manager shall, within ten (10) business days after Manager's receipt of written notice from Owner or any Mortgagee and/or any lender under any financing instrument, execute, acknowledge and deliver any and all estoppel certificates, cash management agreements and subordination agreements and any other documents by Owner and/or the mortgagee and/or any lender under any financing instrument which are reasonably acceptable to Manager that subordinates or evidences the subordination of this Agreement and Manager's rights hereunder to any such Mortgage and/or financing instrument (which agreements may specifically permit a Mortgagee to tenninate this Agreement upon a default or foreclosure but shall not require Manager either during or after a default or foreclosm-e to manage the Project without receiving the Monthly Management Fee and Reimbursable Expenses as and when due hereunder).

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Section 8.4 Headings. The article and section headings contained herein are for convenience of reference only and are not intended to define, limit or describe the scope or intent of any provision of this Agreement.

Section 8.5 Governing Law. This Agreement shall be governed by the laws of the State of California.

Section 8.6 Attorneys' Fees. In the event of any dispute arising out of or concerning the terms hereof, the prevailing party in such dispute shall be entitled to recover its reasonable attorneys' fees, court costs and expenses actually incurred, whether at the trial or appellate level.

Section 8.7 Assignment. Manager shall be permitted throughout the Term of this Agreement to assign or transfer any of its rights under this Agreement to an affiliate of Manager, provided Manager provides Owner with 30 days' notice thereof. This Agreement and all its terms and provisions shall be binding upon and inm-e to the benefit of the parties hereto and their successors and assigns.

Section 8.8 Notices. All notices and other communications hereunder shall be effective if and only if in writing and delivered personally, transmitted by e-mail (provided, if transmitted by facsimile, a copy shall also be sent by nationally recognized overnight courier for next business day delivery), or sent by nationally recognized overnight courier such as Federal Express to the addressee at the address that shall most recently have been designated, by effective notice hereunder from the addressee to the sender, as the addressee's desired address for notices hereunder (or, prior to any such notice, at the address for the addressee set forth below):

(a)	if to Owner, to:

The Walk LeaseCo, LLC

c/o Versity Invest, LLC

20 Enterprise, Suite 400

Aliso Viejo, CA 92656

Attn: Legal Department

E-mail:

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with a copy to:

The Walk, DST

c/o Versity Invest, LLC

20 Enterprise, Suite 400

Aliso Viejo, CA 92656

Attn: Legal Department

E-mail: blake@versityinvest.com

(b)	if to Manager, to:

Book and Ladder LLC

20 Enterprise, Suite 400

Aliso Viejo, California 92656

Attn: President

E-mail:dillon@booknladder.com

with a copy to:

Book and Ladder LLC

20 Enterprise, Suite 400

Aliso Viejo, California 92656

Attn: General Counsel

E-mail: blake@versityinvest.com

Unless otherwise provided, written notices so delivered, transmitted or sent shall be effective on the earlier of (x) actual delivery, (y) the date of transmission, if by facsimile, or (z) the first business day following the date of deposit with a nationally recognized courier service. Any refusal to accept delivery of any such communication shall be considered successful delivery thereof.

Section 8.9 Severability. If any provision of this Agreement is declared or found to be illegal, unenforceable or void, in whole or in part, then the parties shall be relieved of all obligations arising under such provision, but only to the extent that it is illegal, unenforceable or void, it being the intent and agreement of the parties that, to the extent practicable, this Agreement shall be deemed amended by modifying such provision to the extent necessary to make it legal and enforceable while preserving its intent or by substituting therefor another provision that is legal and enforceable and achieves the same objectives.

Section 8.10 Performance. Time is of the essence in the performance of all duties, covenants and obligations hereunder.

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Section 8.11 Exhibits and Schedules. All Exhibits and Schedules to this Agreement which are attached hereto are incorporated herein by reference.

Section 8.12 Manager's Status. Manager is, and at all times during the Term, shall remain an independent contractor in the performance of its duties and obligations under this Agreement. Nothing herein contained, whether express or implied, nor any acts by Manager or Owner, nor any other circumstances, shall constitute or be deemed or construed to create a partnership or joint venture, or any agency relationship, between Owner and Manager. Manager shall have no authority to bind or otherwise obligate Owner, orally, in writing, or by any acts, unless specifically authorized by this Agreement or by Owner in writing. Manager shall take all reasonable steps in dealing with third parties to negate any inference that Manager is a partner or agent of Owner.

Section 8.13 Counterparts; Copies Reliable and Admissible.

(a) This Agreement may be executed in multiple counterparts, each of which shall be deemed an original and all of which shall constitute one agreement. The signature of either party on a signature page intended by such party to be appended to a counterpart shall be deemed to be a signature to, and may be appended to, any counterpart, and the signature of either party to any counterpart shall be deemed to be a signature to, and may be appended to, any other counterpart.

(b) This Agreement shall be considered to have been executed by a person if there exists a photocopy, electronic. facsimile or pdf copy (or a photocopy of a facsimile or pdf copy) of an original hereof (or of a counterpart hereof) which has been signed by such person. Any photocopy, electronic, pdf or facsimile copy (or photocopy of a pdf or facsimile copy) of this Agreement or a counterpart hereof shall be admissible into evidence in any proceeding as though the same were an original.

Section 8.14 Competing Projects. Owner and Manager may each have an ownership interest or managerial and/or leasing responsibility for other residential apartment complexes similar to the Project which may be considered competitive with the Project.

Section 8.15 No Presumption. Owner and Manager have each substantially participated in the preparation, negotiation and drafting of this Agreement. Therefore, no provision of this Agreement shall be construed for or against either Owner or Manager by virtue of the creation of this Agreement or any provision thereof.

Section 8.16 Property Name. In the event that Manager provides guidance, advisory services or in any other way influences the name under which the Property operates, or any similar variation of such name, Owner shall defend, indemnify and hold harmless Manager, its affiliates and each of their respective officers, directors, representatives, agents, principals, partners, members, shareholders, agents, contractors, insurers and employees, and their respective successors and assigns from all claims, expenses (including attorney fees and court costs), liability, allegation or other causes relating to any claims, lawsuits or other trademark infractions at the Project.

Section 8.17 No Third Party Beneficiary. Except for Asset Manager, who shall be deemed an express thirty party beneficiary of this Agreement, this Agreement is intended for the exclusive benefit of the parties hereto and, except as othe1wise expressly provided herein, shall not be for the benefit of, and shall not create any rights in, or be enforceable by, any other person.

[Signature Page to Follow)

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IN WITNESS WHEREOF, the parties hereto have executed this Agreement as of the day and year first written below.

OWNER: THE WALK LEASECO, LLC, a Delaware limited liability company

By:	Versity Invest, LLC,
a Delaware limited liability company,

MANAGER:

BOOK AND LADDER LLC, a California• limited liability company

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EXHIBIT A

LEGAL DESCRIPTION

Lot 1, Final Plat of The Walk, being a resurvey of Lots 4, 5, 6, 7 & 8, Block 91, TCI&L Supplemental Plat, Plat Book 2, Pages 28-29, a map or plat of which is recorded in Plat Book 2018 at Page 167, in the Probate Office of Tuscaloosa County, Alabama.

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EXHIBIT B

DEFINITIONS

"Academic Year" shall mean the period commencing with September 1 of any calendar year and ending with August 31 of the following calendar year.

"Additional Services" shall mean services that are not expressly required of Manager hereunder.

"Asset Manager" shall mean Versity Invest, LLC, a Delaware limited liability company, and its successor or assign.

"Authorized Expenditures" shall mean all amounts to be incurred or paid by Manager, on behalf of Owner, for the management and operation of the Project under and pursuant to the terms of this Agreement or an approved Operating Budget or Capital Budget, or otherwise, whether prior to or following termination of this Agreement, included, but not limited to, the costs and expenses of Manager incurred for gross salaries, benefits, leasing bonuses, and other incentive compensation payments, including payroll taxes, insurance, worker's compensation, required licenses, retirement plans and other employee benefits of the on-site manager and on-site staff, the cost of printed forms, ledgers, journals, checks, and other supplies required for operation of the Project, miscellaneous direct on-site expenses such as photocopies, postage, delivery, and long-distance telephone calls, expenses for on-site computer software, computer support, and property management/budgeting software, and any annual renewal agreements for same, bank charges, travel and other expenses incurred in training, regional management and other support of employees of Manager for their duties in connection with the Project, legal fees and expenses incurred by Manger in accordance with the provisions of this Agreement, and any other expenses or costs incurred by Manager in performing its duties under this Agreement at both the Project and corporate office levels as contained in the Operating Budget, or as otherwise approved by Owner in writing.

"Capital Budget" for a period shall mean a budget for such period, approved by Owner, of expenditures for major repairs, renovations and/or capital improvements in, on or about the Project, detailing the anticipated timing and estimated costs of such matters.

"Commencement Date" shall mean April 29, 2022.

"Fiscal Quarter" shall mean the four periods in each Fiscal Year, each of which encompass the three months preceding March 31, June 30, September 30 and December 31; provided, in the event of a tennination in accordance with Article 7 above, the applicable Fiscal Quarter shall be prorated through the date of termination and shall be deemed to have "closed" for purposes of this Agreement upon the date of termination.

"Fiscal Year" shall mean the period commencing with January 1 of any year and ending with December 31 of the same year.

"GAAP" shall mean Generally Accepted Accounting Principles.

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"Lease" shall mean a contract with a Resident for occupancy of space within the Project.

"Legal Requirements" shall mean all federal, state and local statutes, laws, orders, codes, regulations and requirements relative to employment practices, management, operation, use, or repair of the Project, applicable fire marshal, board of fire underwriters and similar bodies, and all other laws, rules or regulations applicable to the ownership, use and operation of the Project or Manager's activities relative thereto.

"Monthly Gross Revenues" for a month shall mean the sum of all revenues calculated on an accrual basis from the Project for such month, including, but not limited to, (a) rentals collected pursuant to all residential, carport, garage, retail, parking, utilities and storage leases for such month, (b) security and other deposits forfeited during such month along with billings for turn damages and cleaning charges, (c) proceeds from business income, loss of rents and similar insurance for such month, (d) condemnation proceeds awarded in substitution for any item of cash revenue identified in this clause, (e) Owner's share of proceeds for such month from the use of washers and dryers (or the rental or fees paid to Owner by the suppliers thereof), (f) Owner's share of proceeds for such month from telecommunications, vending machines and other concessions and licenses (or the rental or fees paid to Owner by the suppliers thereof), (g) late charges or fees for such month, (h) redecorating fees for such month, (i) application and processing fees and forfeited reservation deposits for such month, and (j) amounts received in settlement of claims for amounts referred to above in this clause. "Monthly Gross Revenues" shall not include (i) Owner's contributions or advances, nor any interest thereon, (ii) proceeds of any financing or refinancing, or of any voluntary conversion, sale, exchange, pledging or other disposition or encumbrance of all or any part of the Project, (iii) insurance proceeds (other than from business income, loss of rents and similar insurance), (iv) condemnation awards (other than as identified above), (v) rental deposits or security deposits received from Residents or other deposits received from Residents or applicants (other than forfeited deposits), (vi) abatements or reductions of taxes or other expenses, (vii) discounts and dividends on insurance policies, (viii) sales, use, rent or similar taxes, (ix) interest and other income earned for such month on deposited funds, or (x) amounts received in settlement of claims for amounts referred to above in this sentence.

"Monthly Management Fee" shall be an amount equal to three percent (3.0%) of Monthly Gross Revenues for the applicable calendar month. In addition, Manager shall be eligible for a quarterly incentive fee ("Incentive Fee"), provided that the Project meets certain occupancy and net operating income ("NOI") hurdles as indicated below and in the Operating Budget approved by Owner. For the purposes of this calculation, the following expense categories will be excluded: the Monthly Management Fees, utilities, third party security services, retail-related expenses (if applicable), real estate taxes, insurance, or other non-budgeted expenses incurred at the express demand of Owner. The Incentive Fee and corresponding hurdles are as follows:

Hurdle	Quarterly Incentive Fee
Project exceeds NOI as indicated in the then in-place Operating Budget

For each dollar favorable to the NOI as indicated   m    the    approved    Operating  Budget, Manager shall earn $0.25 due and payable within thirty (30) days after the close of each Fiscal Quarter throughout the Tenn.

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"Monthly Operating Expenses" shall mean the actual monthly operating expenses for the Project in any given calendar month.

"Operating Budget" for a period shall mean an operating budget for such period which sets forth the detail and summary of anticipated receipts and disbursements for such period and for each month within such period.

"Property" shall mean the land described on Exhibit "A" attached hereto.

"Reimbursable Expenditures" shall have the meaning ascribed to such term in Section 5.4.

"Resident"  shall mean a tenant authorized to occupy a portion of a Unit pursuant to a Lease.

"State"  shall mean the state in which the Property is located.

"Term" shall have the meaning ascribed to such term in Article 3.

"Termination Fee"  shall be determined by the following schedule:

Date ofTennination	Tennination Fee
A date that falls within the first twelve (12) months following the Commencement Date	Two (2) times the average Monthly Management Fee according to the in-place Operating Budget, plus any earned but unpaid Incentive Fee
A date that falls after the one-year anniversary of the Commencement Date, but before the two-year anniversary of the Commencement Date.	One (1) tirrtes the average Monthly Management Fee according to the in-place Operating Budget, plus any earned but unpaid Incentive Fee
A date after the two-year anniversary of the Commencement Date	No Termination Fee will be due; however, Manager shall be paid for any earned but unpaid Incentive Fee

"Unit" shall mean a single apartment dwelling, which may be occupied by multiple Residents pursuant to either (a) a single Lease executed by all such Residents; (b) individual Leases executed by individual Residents; or (c) otherwise as set forth in this Agreement.

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EXHIBIT C

CONTRACTOR INSURANCE

[Attached]

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COLLEGIATE EXPERIENCES

VENDOR MINIMUM INSURANCE REQUIREMENTS

Coverage	Minimums
Workers Compensation
Each Accident	$1,000,000
Disease - Per Employee	$1,000,000
Disease - Policy limit	$1,000,000

General Liability
Each Occurrence	$1,000,000
Damage to Rented Premises	$100,000
Medical Expense	$5,000
Personal & Advertising Injury	$1,000,000
General Aggregate	$2,000,000
Products - Completed Ops Agg	$2,000,000

Employers Liability	$1,000,000

Automobile
Combined Single Limit	$1,000,000
Bodlly Injury {Per Person)
Bodily Injury {per Accident)
Property Damage

Require Waiver of Subrogation	Yes

Additionally Insured Required Language
1. Owner Entity (ask Leasing Office for this entity)
2. Book & Ladder, LLC

Please Email all Invoices and Insurance Forms to: accountspayable@booknladder.com

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